Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 6, 2025, with respect to the Class A Common Stock, par value $0.001, of Angi Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 6, 2025

Pale Fire Capital SICAV a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Authorized Representative
Date:	02/06/2025

Pale Fire Capital investicni spolecnost a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Board Member
Date:	02/06/2025

PALE FIRE CAPITAL SE

By:	/s/ Jan Barta
Jan Barta, Chairman of the Supervisory Board
Date:	02/06/2025

Senkypl Dusan

By:	/s/ Dusan Senkypl
Dusan Senkypl
Date:	02/06/2025

Barta Jan

By:	/s/ Jan Barta
Jan Barta
Date:	02/06/2025